RH
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ROBISON, HILL & CO.                              Certified Public Accountants
A PROFESSIONAL CORPORATION













                CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Java Express, Inc.


      We have issued a report dated April 15, 2002, accompanying the financial statements of Java Express, Inc. included in the Registration Statement Form SB-2 and the related prospectus.

     We consent to the use of this report, as stated above in the Registration Statement. We also consent to the use of our name in the statement with respect to us appearing under the heading"Experts" in the Registration Statement.

Respectfully submitted,


/s/ Robison, Hill & Co.
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Robison, Hill & Co.
Salt Lake City, Utah
April 24, 2002













1366 East Murray-Holladay Road, Salt Lake City, Utah 84117